BellSouth Telecommunications Inc.
          Computation Of Earnings To Fixed Charges
          (Dollars In Millions)

                     For the
                      Three
                     Months
                      Ended
                     March 31,          Year Ended December 31,
                      1995      1994     1993     1992     1991     1990

1. Earnings

(a) Income from
continuing
operations
before deductions
for taxes and
interest              $995.6   $3,606.0 $2,034.1 $3,014.4 $2,722.5  $2,930.1

(b) Portion of
rental expense
representative
of interest factor      18.2       80.3     79.7     86.5     74.8     88.2

TOTAL               $1,013.8   $3,686.3 $2,113.8 $3,100.9 $2,797.3 $3,018.3

2. Fixed Charges

(a) Interest          $144.0     $568.2   $586.2   $598.6   $649.8   $626.2

(b) Portion of
rental expense
representative
of interest
factor                  18.2       80.3     79.7      86.5    74.8    88.2

TOTAL                 $162.2     $648.8   $665.9    $685.1  $724.6  $714.4

Ratio
(1 divided by 2)        6.25       5.68     3.17      4.53    3.86    4.23